UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2015

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2015, our Board of Directors elected Joseph P. Hagan to our Board of Directors as a Class III director. Mr. Hagan’s term will expire at our 2017 annual meeting of stockholders. Mr. Hagan was also appointed to serve as the chairperson of the Audit Committee of our Board of Directors and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors.

In connection with his election to our Board of Directors, we granted to Mr. Hagan a non-statutory stock option to purchase 28,000 shares of our common stock at an exercise price of $9.29 per share, which was the closing price of our common stock on The NASDAQ Capital Market on the date of grant. The stock option vests over four years, with 25% of the option shares vesting on May 22, 2016 and the remaining option shares vesting in equal monthly installments over the following three-year period, so that the stock option is fully vested on May 22, 2019. Mr. Hagan will also receive compensation in accordance with our policy for annual compensation of our independent directors, as described in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 26, 2015, with the annual cash retainers payable to Mr. Hagan for 2015 to be pro-rated to reflect the amount of time that Mr. Hagan serves in 2015, and the annual stock option grant to Mr. Hagan to be made in respect of his services as a director for 2016 and subsequent years.

A copy of our press release dated May 27, 2015 announcing the appointment of Mr. Hagan to our Board of Directors is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated May 27, 2015, titled “Zosano Pharma Appoints Joseph P. Hagan to Board of Directors”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: May 27, 2015	By:	/s/ Vikram Lamba
		Name:	Vikram Lamba
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated May 27, 2015, titled “Zosano Pharma Appoints Joseph P. Hagan to Board of Directors”

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